UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2021

ARCUTIS BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39186	81-2974255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2945 Townsgate Road, Suite 110
Westlake Village, CA 91361
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (805) 418-5006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ARQT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2021, Arcutis Biotherapeutics, Inc. (the “Company” or “Arcutis”) announced the retirement of John Smither, the Company’s Chief Financial Officer, effective on March 31, 2021, and the appointment of Scott Burrows, the Company’s current Vice President of Finance, as the Company’s new Chief Financial Officer and Principal Accounting Officer, effective as of April 1, 2021. Mr. Smither notified the Board of his retirement on March 22, 2021 indicating his retirement is for personal reasons, and not as the result of any disagreement with the Company, its management or Board of Directors.

Mr. Burrows, age 44, has served as the Company’s Vice President of Finance since May 2019. Prior to joining Arcutis, he was the Head of International Investor Relations for Shire Plc in Zug, Switzerland from March 2018 to May 2019. Previously, he spent 15 years at Amgen in various finance roles of increasing responsibility, including Financial Planning & Analysis, Treasury, and Investor Relations commencing in 2003. Mr. Burrows started his career as a management consultant with Arthur Andersen in Los Angeles. He received both his MBA and Bachelor’s degrees from UCLA and is a Certified Public Accountant (inactive).

In connection with his promotion to Chief Financial Officer, Mr. Burrows will receive an annual base salary of $345,000 and is eligible to earn a discretionary annual performance bonus based on achievement goals determined by the Board, currently 40% of his annual base salary. On the effective date of his promotion, Mr. Burrows will be granted a stock option award exercisable for a number of shares of the Company’s common stock equal to a Black-Scholes value of $500,000 (the “Option”) pursuant to the Company’s 2020 Equity Incentive Plan, which will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant and will vest and become exercisable as to 1/48th of the shares underlying the Option on a monthly basis, subject to his continued service through each vesting date. In addition, the Company will enter into a severance and change in control agreement with Mr. Burrows. In the event, Mr. Burrows is terminated without cause or resigns for good reason (each to be defined in the severance and change in control agreement), outside of a period of time that begins three months prior to and ends 18 months following a change in control (as defined in the severance and change in control agreement), then Mr. Burrows will be entitled to receive: (i) continued base salary for 9 months following the date of termination and (ii) payment or reimbursement of continued healthcare coverage for up to 9 months following the date of termination, in each case, subject to his timely execution and delivery of a release of claims against the Company. In the event Mr. Burrows is terminated without cause or resigns for good reason, during a period of time that begins three months prior to and ends 18 months following a change in control, Mr. Burrows will be eligible to receive: (i) continued base salary for 12 months following the date of termination, (ii) a severance payment equal to his target annual incentive payment; (iii) payment or reimbursement of continued healthcare coverage for up to 12 months following the date of termination; and (iv) the full accelerated vesting of his then-unvested equity awards that otherwise would have vested based on continued service to Arcutis, provided that, any performance awards (as defined in the severance and change in control agreement) may provide for alternative treatment and, absent any such treatment in such grant agreement, the vesting acceleration shall be deemed to have been met based on the achievement of the award at the greater of “at target” or, if determinable, actual performance, in each case, subject to his timely execution and delivery of a release of claims against the Company.

In addition, the Company will enter into an indemnification agreement with Mr. Burrows on the form previously approved by the Board and entered into with the Company’s other executive officers.

There is no arrangement or understanding between Mr. Burrows and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Burrows and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Burrows has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

On March 25, 2021, the Compensation Committee of the Board approved a transition and separation agreement with Mr. Smither pursuant to which Mr. Smither will serve in a transition and advisor capacity for a period of up to two years following the effectiveness of his retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUTIS BIOTHERAPEUTICS, INC.

Date: March 25, 2021	By:	/s/ Todd Frank Watanabe
Todd Frank Watanabe
President and Chief Executive Officer